UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2016
Date of Report

Q BioMed Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Sanders Ortoli Vaughn-Flam Rosenstadt LLP	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                             Entry into a Material Definitive Agreement

On September 6, 2016, we entered into an amendment to a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with Bio-Nucleonics Inc. (“BNI”) whereby we were granted a worldwide, exclusive, perpetual, license on, and option to, acquire certain BNI intellectual property (“BNI IP”) within the three-year term of the Exclusive License.

We will initially focus our efforts and resources on the material procurement, manufacturing, marketing approval, distribution and sale of a FDA approved generic drug for the treatment of pain associated with metastatic bone cancer. We expect to be revenue ready within a short time frame, and we aim to generate sales within the first year of closing. Additionally, we intend to use the BNI IP to expand the labeled indication for the drug into a larger therapeutic market.

Under the Exclusive License for the BNI IP we expect to make payments totaling $850,000 in cash and an aggregate of 110,000 shares of our common stock that are subject to restriction from trading until commercialization of the product (approximately 12 months) and subsequent leak-out conditions.

Depending upon reaching certain milestones, the aggregate cash payment shall be made to BNI or third-parties on BNI’s behalf for materials and services required to reach commercialization. Once we have paid the aggregate cash payment, we may exercise our option to acquire the BNI IP at no additional charge.  In accordance with the terms of the Exclusive License, we are issuing 50,000 restricted shares contemporaneously with the closing, although we are holding such shares in escrow pending the reaching of certain milestones including but not limited to the amendment or assignment of the Abbreviated New Drug Application (ANDA)  (http://www.accessdata.fda.gov/scripts/cder/ob/results_product.cfm?Appl_Type=A&Appl_No=075941) related to the BNI IP.

The remaining shares shall be issued in accordance with the terms of the Exclusive License which requires additional milestones to be met, such as the first significant commercial sale of a BNI Product to an arms-length third party.

In the event that: (i) we do not exercise the option to purchase the BNI IP; (ii) we fail to make the aggregate cash payment within three years from the date of the Exclusive License; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the BNI IP, all BNI IP shall revert to BNI and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

To effect the transfer of title of the BNI IP, BNI must settle all of BNI’s outstanding obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.
Date: September 7, 2016	By: /s/ Denis Corin Name: Denis Corin Title: President